EXHIBIT 99.1

USA Equities Corp. Announces Third Quarter

2021 Financial Results

And

Conversion of Secured Convertible Promissory Note

●	Revenue Surpassed $1 million for Nine Months of 2021 Compared to $0 for the Same Period 2020
●	Gross Margin of 48% in Q3 Increased 290 Basis Points Versus Q2 2021
●	Issuance of 76,923 Shares reduces Principal Amount of Promissory Note by $50,000

West Palm Beach, FL – November 16, 2021 – USA Equities Corp. (OTCQB: USAQ), a company focused on value-based healthcare solutions and physician-directed digital medicine, today announced financial results for the three and nine month periods ended September 30, 2021.

Troy Grogan, Chief Executive Officer of USA Equities Corp, stated, “We are pleased with our growth for the first nine months of the year having generated in excess of $1 million in sales to our physician clients. As the Covid pandemic continues to cause disruptions throughout all medical fields and supply chains generally, we have been able to increase our sales which can be attributed to executing on our strategic growth plans, implementation of our digital platforms and allergy diagnostics and allergen immunotherapy product sales over the past 9 months.”

“I want to emphasize our view of the Company’s importance to the communities where we have a presence and of our ongoing focus on keeping our employees safe while supporting customers and their patients during the pandemic,” continued Mr. Grogan. Third quarter revenues were impacted by a combination of a seasonal decline due to summer vacations, the increased demand for our physician clients to perform physical examinations on students returning to school, decreased patient visits due to the onset of the delta variant of Covid-19 during the third quarter, as well as a shortage of medical assistants necessary to perform tests using our products, we expect to regain our sales growth in subsequent months as medical office staffing and patients return to their primary care offices,” concludes Grogan.

2021 Financial Results

● Total revenues for the nine months ended September 30, 2021 was $1,084,436, compared to $0 revenues in the comparable period of 2020.

● The Company generated gross profit of $497,785, or a gross margin of approximately 46% during the nine months ended September 30, 2021

● Total revenues for the three months ended September 30, 2021 was $324,479, compared to $0 revenues in the comparable period of 2020.

● The Company generated gross profit of $157,086, or a gross margin of approximately 48% in the third quarter 2021.

Subsequent to the end of the third quarter prior to the filing of our Report on Form 10-Q, Mercer Street Global Opportunity Fund, LLC, converted $50,000 of the principal amount of the $806,000 Secured Convertible Promissory Note issued August 10, 2021, into 76,923 shares of our common stock at a price of $0.65 per share. Mr. Grogan commented that “In addition to reducing our outstanding debt, we believe that the conversion of the Promissory Note by Mercer at this time demonstrates the confidence it has in our Company and the market for our shares.”

About USA Equities Corp.

USA Equities Corp. (OTCQB: USAQ) is a medical device company providing digital medicine solutions and point of care diagnostic tests to primary care physicians. Digital medicine allows doctors to quickly and effectively assess their patients’ response to healthcare screening using advanced artificial intelligence algorithms. Digital medicine can also remotely monitor patients’ vital signs and evaluate the effects of newly prescribed medicines and treatments on their patients’ health through real time data that is transferred from patient to doctor. USAQ also markets and sells point of care, rapid response diagnostic tests which are used in the primary care practice. USAQ’s products and services are designed to help physicians improve patient monitoring and medical care while also improving the service revenues of their practice.

For additional information, visit the Company’s website at www.USAQCorp.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products and potential future results and acquisitions, are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products and the acceptance of these products, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor & Media Contact:

Olivia Giamanco

USA Equities Corp

(929) 379-6503

IR@USAQCORP.COM